REFINITIV STREETEVENTS EDITED TRANSCRIPT TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion EVENT DATE/TIME: FEBRUARY 10, 2021 / 2:00PM GMT OVERVIEW: Co. reported 4Q20 GAAP revenue of $283.3m and non-GAAP revenue of $283.4m. Expects 2021 GAAP and non-GAAP revenues to be $1.190-1.220b, GAAP diluted EPS to be $4.03-4.21 and non-GAAP diluted EPS to be $5.65-5.77. Also on 02/10/21, TYL announced it has entered into a definitive agreement to acquire NIC Inc. in an all-cash transaction for purchase price of approx. $2.3b. REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

C O R P O R A T E P A R T I C I P A N T S Brian K. Miller Tyler Technologies, Inc. - Executive VP, CFO & Treasurer H. Lynn Moore Tyler Technologies, Inc. - CEO, President & Director C O N F E R E N C E C A L L P A R T I C I P A N T S Charles S. Strauzer CJS Securities, Inc. - Senior MD Jonathan Frank Ho William Blair & Company L.L.C., Research Division - Technology Analyst Keith Michael Housum Northcoast Research Partners, LLC - MD & Equity Research Analyst Matthew David VanVliet BTIG, LLC, Research Division - VP & Application Software Analyst Peter James Heckmann D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst Robert Cooney Oliver Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst Scott Randolph Berg Needham & Company, LLC, Research Division - Senior Analyst Stewart Kirk Materne Evercore ISI Institutional Equities, Research Division - Senior MD & Fundamental Research Analyst P R E S E N T A T I O N Operator Hello, and welcome to today's Tyler Technologies Fourth Quarter 2020 Conference Call. Your host for today's call is Lynn Moore, President and CEO of Tyler Technologies. (Operator Instructions) And as a reminder, this conference is being recorded today, February 10, 2021. I would like to turn the call over to Mr. Moore. Please go ahead. H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Thank you, Grant, and welcome to our call. With me today is Brian Miller, our Chief Financial Officer. As you've seen, in addition to our fourth quarter earnings, we made another very significant announcement this morning. So we have a lot to talk about today. I'd like to point out that we posted on our Investor Relations website and filed with our 8-K a presentation on the acquisition, and we'll refer to some of those slides later in the call. First, I'd like for Brian to give the safe harbor statement. Next, I will have some preliminary comments on our fourth quarter results, and Brian will review the details. After that, we'll return to our announcement today of our agreement to acquire NIC Inc. I'll have some comments on the proposed acquisition, and then we'll take questions. Brian K. Miller - Tyler Technologies, Inc. - Executive VP, CFO & Treasurer Thanks, Lynn. During the course of this conference call, management may make statements that provide information other than historical information and may include projections concerning the company's future prospects, revenues, expenses and profits. Such statements are considered forward-looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties, which could cause actual results to differ materially from these projections. We would refer you to our Form 10-K and other SEC filings for more information on those risks. 2 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

Please note that all growth comparisons we make on the call today will relate to the corresponding period of last year, unless we specify otherwise. Lynn? H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Thanks, Brian. Our team executed well in a challenging environment during the fourth quarter, and we concluded 2020 with solid earnings and record cash flows. Recurring revenues, which comprise 75% of our fourth quarter revenues, were strong, led by a 17% growth in subscription revenues. However, software licenses and services revenues continue to be pressured by longer sales cycles and delays in projects as clients deal with the effects of the pandemic, along with the near elimination of billable travel. Our revenue mix and cost efficiencies contributed to 120 basis point expansion of our non-GAAP operating margin to 26.9%. Cash flow has been very robust throughout the year. And both cash from operations and free cash flow ended the year strong and grew 16.5% and 25.8%, respectively. This was our highest fourth quarter and full year cash flow ever. And for the year, free cash flow grew 53.6% to $326.6 million. Bookings for the quarter were relatively flat with the prior year at approximately $333 million. Our largest deal of the quarter, which was also the largest single contract in our history, was a 5-year extension of our e-filing arrangement with the Texas Office of Court Administration valued at approximately $98 million. The extension also included e-filing insights, a Socrata-based interactive reporting layer that eliminates hundreds of hours of manual reporting activities and gets clerks in all 254 counties the ability to monitor 50,000 daily filings, so they can identify bottlenecks, inefficiencies and improve the experience for the public. However, due to certain contract provisions, only a very small portion of the value of this contract was included in backlog and bookings. If the entire value of this contract have been included in backlogs, bookings growth for the fourth quarter would have been approximately 28%. Our largest new SaaS deal in the fourth quarter was with Jackson County, Missouri, for our iasWorld appraisal and tax solution, as well as appraisal services, valued at approximately $18 million. Other significant contracts signed this quarter included a multi-suite license arrangement for our Munis ERP, EnerGov civic services and Socrata Data Insights solutions with the Commonwealth of the Northern Mariana Islands valued at approximately $5 million; SaaS agreements with the city of Jacksonville, Florida for our EnerGov civic services solution and with Stark County, Ohio for our public safety solutions, each valued at approximately $4 million; and 10 SaaS deals and 3 license contracts for various Tyler solutions, each valued at over $1 million. Brian will discuss our guidance for 2021, but I'd like to update you on some of our plans surrounding our strategic initiatives to accelerate our move to the cloud. Our 2021 plan includes accelerated and new cloud investments across the spectrum of our products. Our plan includes approximately $23 million of investments in cloud product development in 2021 and a total investment of more than $52 million over the next 3 years with the majority of that expensed. As a result of these investments, we expect by the end of 2023 all of our major applications will either be cloud-native or cloud efficient for deployment at AWS. We've also made some organizational changes, some of which were announced earlier this week, to focus additional leadership on our cloud initiatives as well as streamlining internal technology and security operations and driving other technology efficiency objectives. Now I'd like for Brian to provide detail on the results for the quarter. Brian K. Miller - Tyler Technologies, Inc. - Executive VP, CFO & Treasurer Thanks, Lynn. This morning, Tyler Technologies reported its results for the fourth quarter ended December 31, 2020. In our earnings release, we have included non-GAAP measures that we believe facilitate understanding of our results and comparisons with peers in the software industry. A reconciliation of GAAP to non-GAAP measures is provided in our earnings release. 3 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

We've also posted on the Investor Relations section of our website, under the Financial Reports tab, schedules with supplemental information provided on this call, including information about quarterly bookings, backlog and recurring revenues. Our revenues continued to be impacted by the COVID-19 pandemic. GAAP revenues for the quarter were $283.3 million, down 1.9%. On a non-GAAP basis, revenues were $283.4 million, down 1.4%. Software license revenues declined 46%, reflecting both extended sales cycles and a very high mix of subscription deals at 73%. Software services revenues declined to 18% as some projects slowed as a result of COVID-19. And our shift to remote delivery of most services also resulted in a $5 million decline in billable travel revenue. On the positive side, subscription revenues rose 17%. We added 118 new subscription-based arrangements and converted a quarterly high of 50 existing on-premises clients, representing approximately $73 million in total contract value. In Q4 of last year, we added 164 new subscription-based arrangements and had 18 on-premises conversions, representing approximately $74 million in contract value. Subscription contract value comprised approximately 73% of total new software contract value signed this quarter compared to 54% in Q4 of last year. The value weighted average term of new SaaS contracts this quarter was 3.5 years compared to 4.4 years last year. Revenues from e-filing and online payments, which are included in subscriptions, were $24.6 million, up 13.3%. That amount includes e-filing revenue of $15.5 million, up 5.1%; and e-payments revenue of $9.1 million, up 30.6%. For the fourth quarter, our annualized non-GAAP total recurring revenue, or ARR, was approximately $850 million, up 10.4%. Non-GAAP ARR for SaaS arrangements for Q4 was approximately $278 million, up 17.9%. Transaction-based ARR was approximately $98 million, up 13.3%; and non-GAAP maintenance ARR was approximately $474 million, up 5.8%. Our backlog at the end of the quarter reached a new high of $1.59 billion, up 9.4%. As Lynn noted, our bookings in the quarter were relatively flat at $333 million. For the trailing 12 months, bookings were approximately $1.3 billion, down 1.3%, against a tough comparison that included the 2 large North Carolina Courts deals, totaling approximately $105 million in the prior trailing 12 months. If the full amount of the Texas e-filing extension had been included in our backlog, Q4 bookings would have grown 28%, and trailing 12-month bookings would have grown 5.8%. Our software subscription bookings in the fourth quarter added $11 million in new annual recurring revenue. The bookings growth rate was also affected by the shorter average term for new subscription contract. As it was throughout the year, cash flow was robust in the fourth quarter as cash from operations increased 16.5% to $88.8 million, and free cash flow grew 25.8% to $83.7 million. We ended the quarter with approximately $758 million in cash and investments and no outstanding debt. Our earnings release has the full details of our 2021 guidance, which excludes the impact of NIC and any other acquisitions which may be completed during the year. We expect to update our guidance to include the NIC transaction after it closes. With regard to revenue and earnings, we expect 2021 GAAP and non-GAAP revenues will both be between $1.190 billion and $1.220 billion, representing a range of growth from 6.6% to 9.3%. We expect 2021 GAAP diluted EPS will be between $4.03 and $4.21 and may vary significantly due to the impact of stock incentive awards on our GAAP effective tax rate. We expect 2021 non-GAAP diluted EPS will be between $5.65 and $5.77, representing an increase of 2.4% to 4.5%. Fully diluted shares for the year are expected to be between 42.5 million and 43 million shares. As we look ahead to 2021, it's clear that we won't be back to normal for some time. We've said on prior calls that we anticipate that the impact of COVID-19 would continue into 2021, and our plan for this year anticipates this ongoing uncertainty. Nonetheless, we're excited about our opportunities to accelerate revenue growth and achieve our margin objectives for this year. Revenue growth, while below our normal targets, is expected to be significantly above the 2020 level. Just to refresh your memory, as we entered 2020, our guidance was for non-GAAP revenue growth of approximately 10% to 12% and for margins to be relatively flat with 2019 with an expectation of resuming our margin expansion trajectory in 2021. COVID-19 obviously resulted in the 2020 4 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. 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performance that was very different from our initial guidance as we finished with low single-digit revenue growth and 150 basis points of non-GAAP operating margin expansion. We've talked before about how some of the factors that led to margin improvement in 2020 are sustainable while others are not. Those factors include a favorable change in our revenue mix from a decline in low-margin revenues like professional services and billable travel as well as cost savings in areas like travel, marketing and employee health care. I'd like to point out a few of the factors that are expected to impact our margins this year. Employee health care expense will have a significant impact on operating margins in 2021. During 2020, we saw an unexpected decline in our health care costs as the pandemic curtailed elective surgeries, checkups and much of our employees' nonurgent health care. And our net health claims expense per employee declined to 8.4% for the year. As those costs return to normal pre-pandemic levels in 2021, coupled with inflation, we are expecting an increase of approximately $13 million or 21% over the reduced level in 2020. Also our diluted share count is expected to be 575,000 to 1.1 million shares higher than in 2020. We issued approximately 1.3 million shares under our stock compensation plans in 2020, including 1.2 million shares from the exercise of stock options granted in previous years. Our higher stock price also impacts the dilution calculation. If our diluted share count in 2021 was the same as 2020, our non-GAAP EPS guidance would be about $0.18 higher. As a reminder, beginning in 2018, we began a shift in our long-term incentive equity to a mix of options, restricted stock units and performance stock units. As that shift continues, we anticipate a significantly less dilutive impact of long-term stock incentives going forward. Our guidance implies operating margins that are modestly below the 2020 level but above our 2019 operating margins. That trend is generally in line with the trajectory we targeted at the beginning of 2020. And if we achieve our plan, we'll finish 2021 with margins in line with or above what we would have expected pre-pandemic. So to conclude, our 2021 plan reflects a solid combination of organic revenue growth and strategic growth investments, especially around our cloud transition. Now I'd like to turn the call back over to Lynn. H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Thanks, Brian. As I look back on 2020, I'm marveled at how our team of professionals performed in the extraordinary environment over the last few months. We were laser-focused on continuing to take care of our clients' needs, as we always do, while taking care of each other at the same time. And while our financial results certainly weren't what we expected at the start of the year, we adapted to the new realities of the pandemic with very good results. As I've said numerous times during the last year, I couldn't be prouder to lead our incredible company and its people. While 2020 presented a myriad of challenges, we view many of those challenges as creating opportunities that Tyler is well positioned to take advantage of. Our financial position is stronger than it was a year ago with more than $800 million in cash and investments and no debt on our balance sheet today. We've been able to continue to invest in and, in some cases, accelerate all of our long-term strategic initiatives, and they are all on track. As a result, our competitive position has also continued to strengthen. We believe the pandemic will further accelerate the public sector's move to the cloud, and we are in a great position to support that move. Our client base is large and diverse with more than 27,000 implementations, and it represents our greatest asset for both future sales opportunities and the dependable revenue stream it produces. And we have a deep and experienced management team that has weathered difficult economic times in the past. All of these factors make us confident that we are exceptionally well positioned to capitalize as markets return to normal. 5 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

So with that, I'd like to turn to this morning's extremely exciting announcement that Tyler has entered into a definitive agreement to acquire NIC Inc. in an all-cash transaction for a purchase price of approximately $2.3 billion. We're going to spend a bit of time today walking you through why NIC is an exceptional addition to the Tyler family, and we'll leave time at the end of the presentation for your questions. But before we begin, I'll remind you that we have posted a presentation on the acquisition on our IR website, and I'll refer to some of those slides in my remarks. I would draw your attention to the disclosures on Slide 3 related to solicitation materials and remind you that additional information is available on the websites of both Tyler and NIC. So with that out of way, I'd like to start by highlighting the significant benefits this acquisition, the largest in Tyler's history by a wide margin, brings to our business. NIC is a leading digital solutions provider to state and federal government entities and will meaningfully increase Tyler's presence in both of those sectors, building on the entry points we achieved via our acquisitions of MicroPact and Socrata a couple of years ago. NIC also brings to Tyler a very large incremental payments processing business for governments, allowing us to meaningfully grow a revenue stream that is highly recurring in nature. NIC's unique, statewide contract structure and complementary portfolio of offerings will allow Tyler to better serve a broader customer base with a more complete set of solutions. And perhaps most importantly, Tyler and NIC are 2 companies whose cultures are complementary and well aligned, which I will touch on more in a moment. In terms of the transaction specifics, this is an all-cash transaction for a purchase price of $34 per share, which equates to an equity value of $2.3 billion or an enterprise value of approximately $2.1 billion, inclusive of NIC balance sheet cash. We have committed financing to fund the transaction in the form of cash on hand and a $1.6 billion bridge facility, which we anticipate replacing with permanent capital between signing and closing. The transaction has been unanimously approved by both Boards of Directors and is expected to close in the second quarter, subject to customary closing conditions, including regulatory approvals and approval by the NIC shareholders. We expect this combination to be accretive to our non-GAAP earnings and EBITDA as well as to our recurring revenue mix and free cash flow per share in the first year. It's important to note that we will continue to maintain a strong balance sheet post transaction with a very reasonable balance of leverage and liquidity. I'd like to briefly touch again on the point around culture and how that played into the rationale for this acquisition. NIC is a company that's been on Tyler's radar screen for quite some time, and we have admired their reputation in the marketplace from a distance. As I and the rest of the Tyler management team got to know our counterparts at NIC over the last few weeks and months, it became increasingly clear how similar our 2 organizations are, as you can see from the similarities in our respective missions. Tyler and NIC are 2 companies built on integrity and focused on delivering differentiated value for all of our respective constituents: governments, businesses, citizens, employees and shareholders. I view this combination as a continued realization of our mission of empowering the public sector to create smarter, safer and stronger communities. The pandemic has accelerated the shift by governments to online services and electronic payments as more citizens and businesses are interacting digitally with government. NIC is uniquely positioned with its deep expertise and robust digital solutions to partner with us in making government more efficient and more accessible to citizens. NIC's capabilities and vision align with and are complementary to our Connected Communities vision and will advance our efforts to bring that to our clients. On Slide 6, we've included a bit more information on NIC as well as some key relevant statistics. The company is a leading digital solutions and payments provider, serving more than 7,100 federal, state and local government agencies across the nation. NIC has enterprise-wide partnerships with 31 states and a robust payments business that currently processes $24 billion in payments annually, and that amount will increase significantly with the implementation of the payments processing contract NIC recently signed with the state of Florida. The company's broad set of solutions and a unique go-to-market contracting model allow NIC to become deeply embedded with their clients, resulting in predictable, highly recurring revenue growth. For the fiscal year ended 2020, NIC delivered revenue of more than $460.5 million and adjusted EBITDA of about $108.8 million. NIC's complete fourth quarter earnings were also released this morning, and you will find their complete results on their website. On Slide 7, you can see the breadth of NIC's leading portfolio of digital government solutions. At a high level, the company is focused on delivering user-friendly digital services that make it easier and more efficient to interact with government, providing valuable conveniences like applying for unemployment insurance, submitting business filings, renewing licenses, accessing information and making secure payments without visiting a 6 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

government office. NIC serves both businesses and citizens with solutions to tackle information, interactions and payments for a wide range of government agencies, and importantly, including a variety of delivery methods such as Gov2Go, NIC's unique proprietary, cross-agency mobile platform designed specifically for citizens to interact with government. We drilled down a bit further into NIC's focus areas on Slide 8, and importantly, how NIC solutions map to our existing portfolio. As we assess NIC's fit with Tyler, we thought about their portfolio of offerings through a number of lenses. Certain of NIC's end markets, such as their solutions for businesses, courts and health care, are highly complementary with Tyler's. NIC's presence in these sectors at the state and federal level are naturally aligned with Tyler's established presence at the local level. Other areas, such as outdoor recreation and taxes, represent natural adjacencies to expand Tyler's current business, while a sector, like motor vehicles, is a clear growth opportunity. The key takeaway from our assessment of NIC's portfolio is that there are a number of areas where Tyler's existing businesses will benefit from NIC quickly and where avenues of growth should open up organically for both of us over time. A similar fact pattern emerges if you look at NIC's geographic footprint, which is shown on Slide 9. NIC has established relationships across the nation, including geographic alignment with Tyler in several complementary solution areas, with 16 states where both companies have active contracts at different agencies. NIC's State Enterprise and Platform Solutions businesses, both of which we'll touch on in greater detail in a moment, already have great breadth and depth. And we see a number of white space opportunities to expand these platforms as part of the Tyler portfolio. We also view NIC's federal client relationships as a natural fit to meaningfully expand our existing Tyler federal business. On Slide 10, we provide a more detailed overview of NIC's State Enterprise business, including a look at the long-term relationships the company has built over time. NIC's State Enterprise solution offers a unique approach to working with governments by putting dedicated local teams in capital cities for support and developing services and solutions that are relevant to all agencies within a state government. NIC is able to deploy best practices gleaned over a number of decades and leverage a deep foundation of technological capabilities in tailoring solutions to fit specialized needs. The company's flexible statewide contract vehicles allow governments to avoid cumbersome procurement processes by authorizing NIC to develop and implement a wide range of solutions across a number of different agencies. These long-term contracts lead to clear line of sight, both operationally and from a revenue perspective, as evidenced by NIC's historic ability to grow same-state revenue at 8% plus. NIC's Platform Solutions business, which is illustrated on Slide 11, includes comprehensive agency-specific vertical solutions that are the product of significant investments NIC has made in recent years, both organically and inorganically, and represent scalable solutions designed to address specific areas of market demand. On the payment side, NIC has built a comprehensive platform specifically designed for governments that can be integrated into state enterprise systems or offered standalone. Recently acquired solutions and licensing and health care are already showing early wins with new contracts awards across 5 states, while NIC has successfully deployed various outdoor recreation solutions in 12 states. The early momentum in this piece of NIC's business is clearly evident and is very exciting for Tyler. We see significant opportunity to drive outside growth with these platform technologies. Turning to Slide 12. I would like to reiterate how strongly we believe in the merits of this transaction and view the addition of NIC as a combination of complementary strengths. With this acquisition, we will create a public sector technology solutions leader that furthers our goal of connecting governments with constituents and businesses in a way that is seamless and transparent. I'd close by noting how delighted we are to soon welcome NIC and their employees to the Tyler family. I remind you that we expect the transaction to close in the second quarter of this year and is subject to customary closing conditions, including regulatory reviews and approval by NIC stockholders. As a result, we are somewhat limited in our ability to discuss certain aspects of the transaction at this time. With that, we'd like to open up the line for Q&A. 7 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions) Your first question comes from Kirk Materne with Evercore ISI. Stewart Kirk Materne - Evercore ISI Institutional Equities, Research Division - Senior MD & Fundamental Research Analyst Congratulations on the acquisition. Lynn, I had 2 questions, I think, for you predominantly. Just first on the, I guess, the backdrop right now in the Tyler business. Are you hearing any sort of, I guess, green shoots coming from some of your clients yet in terms of their budgets, I guess just activity levels around the top end of the funnel? Just trying to get a sense on whether you see you guys -- if you see any sort of defrosting of the market a little bit. You still have some nice deals this quarter. But clearly, it's still challenging. So how do you see that maybe playing out over '21? And then just on the NIC deal, clearly, it seems like you're going to leave the business alone for at least the near term. Can you just talk about some of the synergies maybe you see from a top line perspective, at least, as you look out over the next 1 or 2 years, maybe the 1 or 2 things that you think are maybe lower-hanging fruit on that front? H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Yes. Thanks, Kirk. On your first question around budgets and activity level, as we've said, going in -- we said at the last quarterly call. Our anticipation was that COVID would continue into 2021. As you recall, most of our clients, their budget seasons are June 30, and so they're in the midst of those budgets. When you look back at 2020 and some of the comments I made during the year, the pandemic actually was impacting different parts of our business a little bit differently. We saw a little more impact in our ERP space, particularly at the mid and higher end, and a little bit more in the appraisal and tax space. We actually had a really good sales year last year at courts and justice. We may talk about that a little bit later. It's actually a record sales year for them. But that number of RFPs and demos and all that slowdown really impacted certain parts of our business more. And it's just anecdotal right now. We're now just 1 month into 2021. But in -- what we've seen a little bit, particularly on the ERP side, we don't only don't talk about awards and wins, but the awards in January and the contract values was something that's certainly up over the last 8 months and is a positive sign. We see things over in like in the appraisal and tax area where there are some fairly significant projects, some fairly large RFPs that really got put on the shelf in Q2 of last year. We're starting to see those starting to come out again. That doesn't necessarily mean immediate contracts, as you know, or immediate deals, but we are seeing some of that. There's still going to be headwinds in 2021. Obviously, with the COVID relief that just passed, there's some uncertainty about what that's going to mean. We're still seeing pushes and delays. But I think your comment about defrosting, I'm kind of getting an early sense. But again, it's anecdotal right now. I think we'll know a lot more, obviously, at the end of Q1. And as the vaccine rolls out and people start getting more comfortable, I think we'll start getting better clear sight on that. On the NIC front, I just want to say a couple of things. I've mentioned in the opening remarks a couple of times now about stockholder approval and regulatory approval. There are certain things I can say right now and certain things I can't. I'm going to err right now on the conservative side because this is a big deal, and I'm so excited. And the last thing I want to do is overstep my bounds on this call with my excitement and do something to potentially jeopardize this transaction. I can tell you that we see a lot of revenue opportunities for NIC and a lot of revenue opportunities for Tyler. It's going to take some time, just like all of our acquisitions. As you know, you followed us a long time. We like -- we're a good acquirer. We bring companies in. We take our time. Our first model is make sure we don't break the great company that they've built. We're going to sit down 8 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

with them and really map out sort of what those opportunities are and what's the best time line to achieve them while also keeping their strong business intact. I could just tell you that when we look at those and we look at how the complementary nature of our businesses and the ability to utilize some of their statewide contracts and what they're doing in payments and what we can learn from them and what they might can learn from us, it's pretty exciting. And I think I really look forward to sharing a lot more detail as it goes on, but I'm going to try to keep my comments at a pretty high level at this point. Operator Our next question will come from Keith Housum who's with Northcoast Research. Keith Michael Housum - Northcoast Research Partners, LLC - MD & Equity Research Analyst Congratulations on the acquisition. As you guys know, I cover NIC, and they're a quality company with some really good people there. So great job there. Just I can perfectly respect then the limits that you have in terms of talk about the deal. But just to be clear, though, you guys see this clearly from like a revenue synergy standpoint as opposed to any type of significant cost-cutting synergies, correct? H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Yes. That's absolutely correct, Keith. And I think that's our history at Tyler is we -- when we pursue an acquisition, it's for strategic purposes. And it's not to go in "create" synergies through cost. It's about how we going to invest and grow that business and align it with ours. You've seen that throughout other Tyler acquisitions, and it's one of the things I'm most proud of. And in fact, I mentioned in Kirk's response, how C&J last year really had a record year in sales. And a lot of that has to do with the fact that the acquisitions we've done over the years and how we've integrated them and opened up new markets and aligned them with our business. And that's exactly what we see with the NIC acquisition. It's a great company, as you mentioned. It's a company built on integrity. They've got a great management team, really strong management team, as you'd expect. And we're just really excited about bringing them into the Tyler fold and getting to work together. Keith Michael Housum - Northcoast Research Partners, LLC - MD & Equity Research Analyst Great. Maybe if I -- just turning it over to Tyler business in the fourth quarter. So clearly, software licenses, I guess, no real surprise there. Some delays are still continuing. Is there a point in 2021 or maybe even 2022 that we're actually going to see the release of some pent-up demand? Or is it the ability by the clients to sweat their assets where they probably won't -- it'd be more blood in. How can we kind of think about a recovery from COVID as hopefully there's a return to a more normalized world toward the end of the year? H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Yes. I think, obviously, it's a little hard to nail down. As we've said before on calls, the demand doesn't go away. I mean everything we do is we provide essential functionality, essential services. It's there. And what we've seen, for example, and what I've talked about in the past, I've mentioned that last year may have been a little bit more difficult year on sales in our mid- to upper-level ERP space. That's really just more a reflection of people being able to hang on with their systems for another year and sort of sweat it out. And it's my expectation that there will -- that pent-up demand will be released. It's hard to predict exactly when. 9 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

And again, what we've talked about over the last year is we really leaned back on our experience back during the Great Recession. While it's not -- it's certainly not apples-to-apples. There's a lot of similarities. And what we saw there was sort of a depressed market for a couple of years, but then that market opened up, and it sort of exploded. And the fact that we were able to invest and improve our competitive position, that really put us in a great position to capitalize on that. And that's the way we feel about it now. We're just as optimistic about the future as I was coming into 2020. Operator Our next question will come from Peter Heckmann who's with D.A. Davidson. Peter James Heckmann - D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst Let me echo those congratulations. I've covered EGOV since 2005, and I agree. There's a very nice complementary fit here, both culturally and from a business perspective, and so I think it's going to be a nice deal. I know you don't want to talk too much about the details, but could you let us know? Is there a go-shop provision with the deal? Any type of termination fees involved? And then just back of the envelope, it looks like the deal might get you to around 2.5x levered post yield. Is that about in the right ballpark? H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Yes, Pete. And again, thanks for the comments on NIC. We couldn't agree more on the cultural fit. And I want to spend another second on that before I get to your other questions is we've done a lot of acquisitions over the years. And the one thing that we've learned and the one thing we primarily look for is culture alignment because, in our experience, acquisitions can -- they can look great on paper and they can look great in banker books and all that stuff that you see. But really, it doesn't matter if the cultures aren't aligned. It just doesn't matter how good it looks on paper. They just ultimately won't work out, and that's one of the things that's so exciting about this. And as I spent time with Harry, their CEO, and as we got to know their management team, just seeing their culture and seeing the way they approach the business and how it aligned with us and their vision, that's just a very key point. As it relates to the agreement itself, I believe the agreement got filed or will be filed today. So as you talk about no-shop provisions and termination fees, those are all fairly standard, negotiated provisions that you'll see in these sort of public company deals. I would say the terms of those in this agreement are somewhat typical. I'll let you go look those up and decide on those. But yes, they're fairly typical and things that you'd expect to see in this type of transaction. On the financing front, I'm glad you raised that. We've talked about forever our strong balance sheet, and you're right. When you look at a net debt-to-EBITDA ratio, we believe it's going to be pretty manageable, maybe somewhere in the 3x, high 2s to low 3s, but somewhere around there would be pretty reasonable. The one thing I want to specifically emphasize is, as well, this is a significant amount of debt, and it's something that we haven't carried for a long time. It's my goal and my anticipation as we move to more committed financing that we're going to maintain a lot of flexibility, and we're going to -- our balance sheet is still going to look very strong. It's one of the things I'm committed to doing and putting this permanent financing together. I spoke to our Board about it 2 days ago. It's really important that -- how we structure this debt allows us to continue to do the things that we've done so successfully for so many years and have been a big part of our success, things like the flexibility to continue to invest in all of our R&D initiatives that continue to do acquisitions as they arise and opportunistic share repurchases. It's my anticipation that we'll still have that flexibility over the next several years as we work with the debt that I believe to be very manageable. So I appreciate that question. 10 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

Peter James Heckmann - D.A. Davidson & Co., Research Division - Senior VP & Senior Research Analyst Great, great. That's fair. And then just as a quick follow-up. In terms of the main buckets of government, federal, state, your city -- cities and towns, are you seeing one of those that -- I would assume federal has maybe some less significant budget restrictions at this point. And so are you seeing a little bit better activity there like for a MicroPact or a Socrata than you would maybe at the municipal level, just given the need for balanced budgets at the state level? H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Yes. So it's interesting. I actually -- throughout 2020, that was really more the case. There was probably a little more pressure on the state budgets than there was at the federal level, and we saw that with our MicroPact and Socrata solutions. As we got into the fourth quarter and as actually state budgets have started to stabilize, we're actually starting to see the shift right now. And as we look in 2021, we see the state budgets actually starting to come back and opportunities starting to open up. And actually, right now, at the federal level, it's a little bit more cautious. I wouldn't -- cautious may be the wrong word, but it really has more to do with the change in administration. And so there will probably be a little bit of a pause there on deals. We saw that with some deals in Q4. Once the election happened and you get a change administration, you get a change in organization leadership and priorities, there's just a little bit of a pause. But I'd expect as the year continues to roll out,and particularly with some of the initiatives that we're seeing come out of Congress, that's going to pick back up as the year goes on. Operator Next question comes from Scott Berg with Needham & Company. Scott Randolph Berg - Needham & Company, LLC, Research Division - Senior Analyst Congrats on the acquisition. I guess I got 2 here, Lynn, starting with the acquisition is I haven't covered NIC. Obviously, looked at them from afar, and there's probably a 10-year rumor that you guys might ultimately acquire them. But on their business, at least from how I understand it a little bit, and correct me if I'm wrong, but some of their state and federal opportunities have a little bit more of a custom software kind of component to it than pure prepackaged software, which is predominantly what Tyler sells today. How do you deal with that going forward? Or is that kind of maybe a misconception in terms of what their product may look like to those larger customers? H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director I'd say, Scott, and that I think that was probably more their business model when they started. It's obviously -- they're still a part of that. I think what they've been doing is they've been evolving their business to make it less custom and to make it more leverageable across their client base. You're also seeing what they've done in the last several years, where they've started to get some more vertical solutions. They've done a couple of small acquisitions and starting to push those. And I think part of their overall growth plan, absent Tyler, was to sort of continue to move in that direction. And that's the direction they're moving on, and we'd expect that to continue. Scott Randolph Berg - Needham & Company, LLC, Research Division - Senior Analyst Got it. Helpful. And then, I guess, congratulations to Jeff for leading the new accelerated move to your cloud platform. But I guess as we think about that movement at the end of '23 is only roughly a 3 years' wait to have all your apps be cloud-native or I guess cloud-efficient. I guess just kind of a 2-part question there is, first, how do we think about margin structure and what the new platform looks like now that you're getting more visibility around kind of time frames, et cetera, gross margin structure, obviously, on those customers? And then two, how do you migrate those customers? 11 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

Is this something that you try to push relatively quickly to get some of your current subscription-based customers to move over to that? Or do you allow them to kind of naturally migrate there over a longer time frame? H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Yes. Thanks, Scott. I think it's going to be a mix of a little bit of both. And part of it is, as we think about going through a cloud -- really the cloud transformation at Tyler, and as you know, that's more than just getting your products into a certain state, it eventually really impacts the way, not just how you develop products, but how you deploy and support them. Part of that strategy, as you mentioned, is migrating our customers out of the Tyler systems and moving them over to AWS. The principal foundational piece of that, though, is making sure that our products, as we move them over there, that they operate in at least an efficient, if not more efficient, way than they are in the current Tyler cloud centers. And that's what we're operating on now. I think you'll see over -- and when we talk about over the next 3 years, that doesn't mean all of them are all going a sudden be magically there at December 31, 2023. They will be getting there in different stages along the way, some sooner than others. And I think as we go forward and we think about those plans, you'll start to see us develop plans where perhaps new customers are all going into the AWS world. You'll see certain areas where our products already are more cloud-efficient or closer that we will become more aggressive with our existing customers. And so it's going to be a little bit of a blended mix. And that's also part of why we created this group. I mean, this group was created for a number of reasons. It's very exciting. Jeff, as you mentioned, he's been here almost 30 years. He knows our business inside and out. He's the perfect guy to oversee and coordinate. And that's really part of what this role is. It's a Tyler-wide, company-wide coordination of all of these multiple streams that you're talking about. It's not just getting our products there. It's getting our plans on migration. It's getting plans on getting out of the Tyler data centers. It's improving our IT infrastructure, making information security standard discipline. It's all the things that's starting to build, how we're going to deploy and support and all of that. And so it's a comprehensive effort. And you'll -- we'll continue to talk more about it each quarter, each -- every 3 months, 6 months, and we'll talk about the progress and as these plans evolve and they get a little more specific. But at a high level, that's where it is. And Brian, we've talked before on the margins as we move people into the cloud world, we expect significant margin improvement and significant revenue improvement, both getting them on the subscription. But then also getting our products more cloud-efficient will help margins. Getting to where we have fewer releases and they're deployed easier will help margins. Everything that's all about the cloud transformation, that's all going to help over the coming years. Operator Our next question will come from Charlie Strauzer with CJS Securities. Charles S. Strauzer - CJS Securities, Inc. - Senior MD A couple of quick questions for you. Lynn, you were talking about the balance sheet structure post the transaction and the type of debt you wanted to take on. Are you thinking more of in terms of like a term loan or a credit facility where you could use your strong free cash flow to quickly pay down the debt? Brian K. Miller - Tyler Technologies, Inc. - Executive VP, CFO & Treasurer Charlie, this is Brian. We're actually considering a number of alternatives there, so we're not ready to quite specify one. But it's clear that the way interest rates are, the way some of the specific debt markets are, it's a very, very attractive time for a company with our profile with a transaction 12 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

as financially compelling as this one to be looking to raise that debt. And so we've got a lot of options, as Lynn said. Maintaining flexibility and not limiting our ability to execute on other initiatives is key in that decision, but you'll see more about that in the next few weeks from us. Charles S. Strauzer - CJS Securities, Inc. - Senior MD Excellent. And then just looking at NIC's performance in 2020, they clearly had some benefits from some new programs they've rolled out COVID-related things. What -- how should we think about kind of the longer-term growth aspects for the top line of that business. Clearly, it was kind of more low single digits prior to 2020. But help us think about how we should think about that business going forward. H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Yes. Charlie, I'd say 2 things. You're right. They definitely got a boost in 2020 on some specific COVID, pandemic-related products and some initiatives around there. What I'd say to that is that really shows their innovation ingenuity, and it shows their ability to spin up something quickly to meet the needs and to roll it out really quickly. And my -- the way I view it is, while that was -- it's something that was really tied to the pandemic, that's something that is exciting to see that they could execute on that and to think that we can do things like that in other areas, particularly as we combine with some of the Tyler products. As you look at their overall revenue growth moving forward, I would say my expectation is it would be more in line with Tyler's. And when you look over the last couple of years, if you look at it sort of in isolation on a 10-K or something, it may look like their overall revenue growth may have been lower. Part of that was the fact that there was a significant contract that they inherited. It wasn't when they originally sold with the state of Texas. And when they lost that, that was a significant headwind to year-over-year revenue growth. They've got a number of initiatives inside their business that will be growing at accelerated rates, just like we do at Tyler. Some of these specific solution initiatives, I think, you're going to see significant growth in their payments business. They -- as I mentioned in my opening remarks, they've recently won a contract with the state of Florida to not only provide statewide payments across the state, but also it provides opportunities under that contract to do payments at the local level. So that's kind of at a high level, the way I see it right now. Brian K. Miller - Tyler Technologies, Inc. - Executive VP, CFO & Treasurer And I'd also add that over the last decade, their same-state revenue growth has been more than 8%. And so over a long period of time, that's been reasonably close to sort of what our organic growth rate has been. So they do have a really solid foundation of consistent growth and more than 90% recurring revenues. So that will actually raise our mix in terms of recurring revenues on a combined basis. Operator Our next question will come from Matt VanVliet with BTIG. Matthew David VanVliet - BTIG, LLC, Research Division - VP & Application Software Analyst Congrats on the announcement. I guess on the core business and maybe also how it relates to the acquisition, curious on how much success in some of these larger deals, especially the state of Texas extension, you feel like the Socrata data layer is enabling, especially as everything kind of moves more digitally? I guess, how much are those conversations happening on a deal-by-deal basis? And then looking at NIC, how quickly do you think you can sort of integrate that and start pushing, especially at the state layer, where maybe greater visibility is even more paramount? 13 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Yes. Thanks, Matt. On your first comment, you're right. Obviously, we -- the state of Texas contract was an extension of our previous relationship. We've done a lot of things there with the state to building a lot of value to help our ability to recapture that contract. And there's other upsides that come with that contract. One of the things that I've talked about over the last couple of quarters, and I certainly have it here. Yes, Socrata plays a role. It's another value-add that we do. But we also are seeing Socrata play a role in areas all across our company. And when we purchased Socrata, I guess that was back in 2018, one of the things that we really liked about it is not only do we believe that the future public sector is -- will have a focus around data and insights, but how it can really differentiate our products going forward. And I've talked about in public safety deals, we're starting to talk about it in our ERP deals, it's making a big difference. It's hard to quantify. But when we have that kind of functionality and that kind of insights and our competitors don't, it's just -- it's a huge add, and it's something that's a big differentiator. As it relates to "integration" of NIC, again, we're still very in the early stages of that, and we still have a lot of conversations to have with their management team. This deal, while it's been sort of going on in the back works for -- I think I first reached out to Harry back in September and -- but things have been accelerating. And we've talked a lot about the opportunities. But we've got a lot of work to do to get our teams and their teams together and start thinking about those things. Some of those are still going to be a little bit limited, again, because of regulatory restraints. But all I can tell you and continue to emphasize is how excited I am, how excited our team is and I believe how excited their team is for the opportunities that we have that we can go out there and do together when we combine these 2 leadership roles. Matthew David VanVliet - BTIG, LLC, Research Division - VP & Application Software Analyst Great. And on the transaction side, continuing to see strong growth there. Obviously, I imagine that's a fairly high demand factor for a lot of local governments now. But from a competitive front, are you seeing maybe nontraditional vendors in terms of this area, the market enter in as a lot more kind of digital payments or fintech-type companies are looking to reach further into other areas of the market. So curious what you're seeing from the trends there and maybe how much that influenced the exact timing of getting this transaction done. H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director So I would say that there's a little bit of that. I think what we always want to differentiate, even with this transaction base, just like I talked about in our core applications, we differentiate with data and insights is the ability not just to do "payment processing" but to be able to link those services with other offerings and things we do and other value adds so that we really become more intertwined and tied with these government agencies. I mean -- and you're right. When I look out to the future and I look at the future of the public sector market, I've seen things like cloud and the provision of subscription-based essential functionality. It's digital services. It's these transaction-based revenues. It's data and insights. It's our Connected Communities vision. And it's bringing all that stuff together in a way that really nobody else can. And so yes, to your question, there's a little bit of that, but we want to make sure that we get in there and add all these extra values and services to our clients that nobody else can deliver. Operator Our next question will come from Jonathan Ho with William Blair. Jonathan Frank Ho - William Blair & Company L.L.C., Research Division - Technology Analyst I just wanted to maybe start out with understanding, I guess, why is now sort of the right time for the EGOV acquisition given that you've known them for a little bit of time? And how does that sort of, I guess, mesh with your M&A strategy? Like do we sort of see a slowdown in activity? I think 14 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

you said you wanted to maintain flexibility. But when we think about digestion of something this large, how should we sort of broadly think about that? H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director It's a good question, Jonathan, and it's funny. As you know, I've been with Tyler since 1998. EGOV or NIC went public a year later. Obviously, they've been in business for several years before that. And literally, they have been on our radar since the day they went public. We've had internal conversations about them over the years. I would say that part of it is we've been so focused on our mission of getting really all the essential functional areas across local government. As I said before, we talked about this when we did the MicroPact acquisition, even Socrata. It's areas that we've always been interested in, but we just haven't gotten there. I can't tell you why I didn't specifically pick up the phone and call Harry 3 years ago as opposed to this fall, but I can tell you that we spent a lot of time and a lot of work on it, even before I made that call. And again, we've had conversations for a long time. And their business has grown and matured. Our business has grown and matured. And as we've grown and gotten more solutions and more opportunities and as they've grown and increased their footprint, we really see the balance. And when you look at things like the prior question on payments, this is a big strategic driver for us, and it's a big strategic driver for them. And they've got a very significant payments business. We've got an emerging payments business, and we see the opportunities there. So it's just one of those things, but all I can say is we're very excited that we've made this deal that we've made today now. As you talk about our M&A strategy going forward, I would be surprised if this is the only acquisition we do this year, but this is also a big acquisition. It's going to require a lot of focus on our management teams, and this is something we need to get right. And so I could see, at some point, particularly after this deal closes, as we go into the second half of the year that sort of like we were back in 2019, where we may take a little bit of deliberate pause. But as I mentioned, we're going to have the financial wherewithal to continue to capitalize on acquisition opportunities, and we're going to continue to look like we always have. And I continue -- I expect that will continue to be part of our road map going forward as we continue to see strategic products or ways to increase our TAM or expand our offerings in areas where we already have a large footprint. So our overall strategy won't change. It will -- again, it will probably -- as we get to the second half of the year a little bit more like 2019. Jonathan Frank Ho - William Blair & Company L.L.C., Research Division - Technology Analyst Got it. And just as a quick follow-up. You talked about your competitive position strengthening throughout the downturn. Can you give us some concrete examples or some, I guess, greater detail in terms of what you're seeing in the competitive landscape and maybe where you're seeing some folks drop off? H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Yes. So I'd say, first of all, just initially, it goes back to all of our investments and continue to invest in those. And what we've seen in the market is that some of our competitors are not making the investments that they may have historically done, and we've seen a little bit of that. But when we see things like in our Incode group, which is really the lower end of ERP, it's where our schools is. It's where utility, billing and things like that, our -- that group right now are seeing record win rates. I mean their win rates are approaching 90%, which is just off the charts. And so we get really excited about when we think about the market returning. When we see things like I mentioned earlier on the call our courts and justice group, 2020 was actually the highest sales year for our courts and justice division. Now their POC accounting, so it's not all going to flow in right away. 15 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

But you remember back in 2014, 2015, when that group had really high sales, which was when California opened up, that's a process of -- I mean, not only our Odyssey continues to be strong, but all the investments we've made around there and the expanded products, including acquisitions, which was your question earlier, and being able to sell all those products and have more functionality and be more competitive. We talk about it, public safety. Public safety had another $1 million-plus license deal this quarter. They're just on a roll. They had a very big win in Genesee County, Michigan against Motorola and CentralSquare. And again, that's a result of our competitiveness, our ability to check more boxes on the RFPs, our ability to go upmarket. And again, all these acquisitions that are differentiating these offerings. So those are a few examples, and we just like where we sit right now, and we're -- we anxiously await for pre-pandemic market. Operator (Operator Instructions) Our next question will come from Rob Oliver with Baird. Robert Cooney Oliver - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst Lynn, I have one for you; and then Brian, a follow-up for you. So Lynn, I guess a follow-up on Scott Berg's question earlier, just around the details on the SaaS migration, very helpful color there. I did note in the quarter that conversions were up nicely. So can you talk a little bit about that, how you're managing that go to market? And obviously, you guys -- since your pivot to a subscription-first mindset has really been predominantly landing with subscription with new business, but it does seem like conversions are starting to kick up nicely there. So I was wondering if you could talk a little bit about that. H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Yes. I think part of that conversion is also just the general market. And as we said for a couple of years, the market was moving in this direction. Certainly COVID, I think, is accelerating that. We are doing some things internally. It is a focus point for us. I think one of our greatest opportunities is our existing customer base, whether it's new products that go in there, whether it's converting them to the SaaS model, continue to push in. Inside sales continues to be one of our big growth drivers. And so it's a combination of a lot of things, but you're right. It's a focus of ours. And as we continue to get our products into a more cloud-efficient state, it will become even more of a focus and even more pronounced. It's going to take some time. I mean I don't want to say that it's all going to happen in the next few quarters, but it's going to take some time, but it's definitely the direction we're moving, and it's a significant opportunity. Robert Cooney Oliver - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst Okay. Great. That's helpful. And then, Brian, on the deal that you guys announced this quarter, that extension on the Texas Office of Court Admin. Maybe if you could provide some color on what is it within this contract that did not enable you to show that in bookings and backlog. And what are the measuring points that we're going to look to see that start to roll into the numbers? Brian K. Miller - Tyler Technologies, Inc. - Executive VP, CFO & Treasurer Yes. It's basically a form of a termination for convenience provision that's in the contract. Both -- neither we nor the state of Texas expect those to be exercised. The state has made some very positive comments about the relationship they've had with Texas as we've provided e-filing services for the last few years and made enhancements. And so we won that renewal in a very competitive process. And with some enhancements to it, it also has, I believe, 5 1-year extensions on the end of -- or 5 1-year opportunities to extend it. But because there are some termination for convenience provisions that we wouldn't expect to be exercised from an accounting perspective, they prevent us from being able to put the full amount in backlog like we normally would with a a fixed 16 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion

fee e-filing arrangement. So I think there's only less than $5 million of that contract will go into backlog sort of each quarter. So doesn't affect revenues, but it clearly affects the optics. We've talked over a long time about the lumpiness of some of the bookings, but this one was one that just didn't quite fit with the accounting provisions. But it's a great extension, a great testament to the work we've done with Texas over the last few years. It's clearly our biggest e-filing arrangement, and getting that extension is a major win for us. Operator At this time, there appear to be no more questions. Mr. Moore, I'll turn the call back over to you for closing remarks. H. Lynn Moore - Tyler Technologies, Inc. - CEO, President & Director Thanks. Thanks, everybody, for joining us today. We hope you continue to stay safe and healthy. And if you have any further questions, please feel free to reach out to me or Brian Miller. Thanks again. Operator The conference has now concluded. Thank you for attending today's presentation. You may now disconnect. D I S C L A I M E R Refinitiv reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES REFINITIV OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2021, Refinitiv. All Rights Reserved. 13604077-2021-02-11T00:32:16.383 17 REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2021 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. FEBRUARY 10, 2021 / 2:00PM, TYL.N - Q4 2020 Tyler Technologies Inc Earnings Call & NIC Inc Acquisition Discussion